Lloyd’s Certificate

This Insurance is effected with certain Underwriters at Lloyd's, London.

This Certificate is issued in accordance with the limited authorization granted to the Correspondent by certain Underwriters at Lloyd's, London whose syndicate numbers and the proportions underwritten by them can be ascertained from the office of the said Correspondent (such Underwriters being hereinafter called "Underwriters") and in consideration of the premium specified herein. Underwriters hereby bind themselves severally and not jointly, each for his own part and not one for another, their Executors and Administrators.

The Assured is requested to read this Certificate, and if it is not correct, return it immediately to the Correspondent for appropriate alteration.

All inquiries regarding this Certificate should be addressed to the following Correspondent:

SLC-3 (USA) NMA2868 (24/08/00) form approved by Lloyd's Market Association

CERTIFICATE PROVISIONS

1.

Signature Required. This Certificate shall not be valid unless signed by the Correspondent on the attached Declaration Page.

2.

Correspondent Not Insurer The Correspondent is not an Insurer hereunder and neither is nor shall be liable for any loss or claim whatsoever. The insurers hereunder are those Underwriters at Lloyds, London whose syndicate numbers can be ascertained as hereinbefore set forth. As used in this Certificate "Underwriters" shall be deemed to include incorporated as well as unincorporated persons or entities that are Underwriters at Lloyds, London.

3.

Cancellation. If this Certificate provides for cancellation and this Certificate is cancelled after the inception date, earned premium must be paid for the time the insurance has been in force.

4.

Service of Suit. It is agreed that in the event of the failure of Underwriters to pay any amount claimed to be due hereunder, Underwriters, at the request of the Assured, will submit to the jurisdiction of a Court of competent jurisdiction within the United States. Nothing in this Clause constitutes or should be understood to constitute a waiver of Underwriters’ rights to commence an action in any Court of competent jurisdiction in the United States, to remove an action to a United States District Court or to seek a transfer of a case to another Court as permitted by the laws of the United States or of any State in the United States. It is further agreed that service of process in such suit may he made upon the firm of person named in item 6 of the attached Declaration Page, and that in any suit instituted against any one of them upon this contract. Underwriters will abide by the final decision of such Court or of any Appellate Court in the event of an appeal.

The above-named are authorized and directed to accept service of process on behalf of Underwriters in any such suit and/or upon request of the Assured to give a written undertaking to the Assured that they will enter a general appearance upon Underwriters' behalf in the event such a suit shall be instituted.

Further, pursuant to any statute of any state, territory or district of the United States which makes provision therefor, Underwriters hereby designate the Superintendent Commissioner or Director of Insurance or other officer specified for that purpose in the statute, or his successor or successors in office, as their true and lawful attorney upon whom may be served any lawful process in any action, suit or proceeding instituted by or on behalf of the Assured or any beneficiary hereunder arising out of this contract of Insurance, and hereby designate the above- mentioned as the person to whom the said officer is authorized to mail such process or a true copy thereof.

5.

Assignment. This Certificate shall not be assigned either in whole or in part without the written consent of the Correspondent endorsed hereon.

6,

Attached Conditions Incorporated. This Certificate is made and accepted subject to all the provisions, conditions and warranties set forth herein, attached or endorsed, all of which are to be considered as incorporated herein.

7,

Short Rate Cancellation. If the attached provisions provide for cancellation, the table below will be used to calculate the short rate proportion of the premium when applicable under the terms of cancellation.

Days of Insurance in Force	Percent of one year Premium	Days of Insurance in Force	Percent of one year Premium	Days of Insurance in Force	Percent of one year Premium	Days of Insurance in Force	Percent of one year Premium
1	5%	66-69	29%	154-156	53%	256-260	77%
2	6	70-73	30	157-160	54	261-264	78
3-4	7	74-76	31	161-164	55	265-269	79
5-6	8	77-80	32	165-167	56	270-273 (9 mos)	80
7-8	9	81-83	33	168-171	57	274-278	81
9-10	10	84-87	34	172-175	58	279-282	82
11-12	11	88-91(3 mos)	35	176-178	59	283-287	83
13-14	12	92-94	36	179-182 (6 mos)	60	288-291	84
15-16	13	95-98	37	183-187	61	292-296	85
17-18.	14	99-102	38	188-191	62	297-301	86
19-20	15	103-105	39	192-196	63	302-305 (10 mos)	87
21-22	16	106-109	40	197-200	64	306-310	88
23-25	17	110-113	41	201-205	65	311-314	89
26-29	18	114-116	42	206-209	66	315-319	90
30-32 (1 mos).	19	117-120	43	210-214 (7 mos)	67	320-323	91
33-36	20	121-124 (4 mos)	44	215-218	68	324-328	92
37-40.	21	125-127	45	219-223	69	329-332	93
41-43	22	128-131	46	224-228	70	333-337 (11 mos)	94
44-47.	23	132-135	47	229-232	71	338-342	95
48-51	24	136-138	48	233-237	72	343-346	96
52-54	25	139-142	49	238-241	73	347-351	97
55-58	26	143-146	50	242-246 (8 mos)	74	352-355	98
59-62 (2 mos)	27	147-149	51	247-250	75	356-360	99
63-65	28	150-153 (5 mos)	52	251-255	76	361-365 (12 mos)	100

Rules applicable to insurance with terms less than or more than one year:

A.

If insurance has been in force for one year or less, apply the short rate table for annual insurance to the full annual premium determined as for insurance written for a term of one year

B.

If insurance has been in force for more than one year:

1.

Determine full annual premium as for insurance written for a term of one year.

2.

Deduct such premium from the full insurance premium, and on the remainder calculate the pro rata earned premium on the basis of the ratio of the length of time beyond one year the insurance has been in force to the length of time beyond one year for which the policy was originally written.

3.

Add premium produced in accordance with items (1) and (2) to obtain earned premium during full period insurance has been in force

This Declaration Page is attached to and forms part of Certificate provisions (Form SLC-3 USA NMA 2868)

Previous No:

Not Applicable

Authority Ref. No:

BA089360Z

Certificate No.

CY100004W

1..

Name and address of the Assured:

Energy Edge Technologies Corp (EETC)

1200 Route 22 East

Suite 2000,

Bridgewater, New Jersey 08807

United States of America

2.

Effective

To cover losses occurring on new and existing contracts reported during the policy period.

From:  26th May 2010 at 12.01a.m. Local Standard Time at the address of the Assured.

To:  26th May 2011 at 12.01a.m. Local Standard Time at the address of the Assured.

3.

Insurance 1s effective with certain UNDERWRITERS AT LLOYDS, LONDON.

Percentage: 100% Small Business Consortium 9056

SAM

727

45.0000%

5N871C0212MU

KLN

510

27.5000%

KMFA10FEJU

AFS

2623

22.2750%

36095K10ANFT

AFB

623

5.2250%

B6095K10ANFT

4.

       Amount:

As per Insured Savings Guarantee attached

5.

Coverage:

     Reimbursement Contingency Insurance.

In the event of non-renewal of this risk Underwriters agree to provide coverage for an additional 12 month run-off period on existing projects declared during the original period of insurance.

6.

 Service of Suit may be made upon:

Salter & Sachs, One Liberty Plaza, 23rd Floor, New York NY 10006, USA.

7.

 In the event of a claim, please notify the following

cynoSure Financial, Inc.

33490 Harper Avenue

Clinton Township,

MI 48035

USA

Dated

 6/1/10

    BY: /s/

               President

REIMBURSEMENT CONTINGENCY INSURANCE

The Insurer, in consideration of the payment of the premium and subject to all the Term and Conditions of this Policy of Insurance, agrees with the insured as follows:

I.

INSURING AGREEMENT

Underwriters agree, subject to the following terms, conditions, and exclusions, to indemnify the Insured against all Loss which the Insured shall become obligated to pay under Contracts issued by the Insured during the Policy period shown in the Declarations Page and, which are payable under terms of the Policy.

Underwriters have no duty under this policy to any customer, officer, director, employee, independent contractor, vendor, licensee, franchisee, agent, assign or customer of the Insured, or any other third party.  Underwriters' duty under this policy is to the Insured and no other.

Underwriters have no duty to provide coverage under this policy unless there has been full compliance by the Insured with all the terms, definitions, exclusions, warranties, conditions, declarations and endorsements set forth in this policy. The Limits of Liability. Deductible, Premium, Policy Period, and Territory shall be as provided in the DECLARATIONS that form  a part of this policy, and shall operate in accordance with the terms, limits of liability, definitions, exclusions, warranties, conditions and endorsements set forth in this policy,

II.

DEFINITIONS

The following words and phrases that appear throughout this Policy are defined as follows:

Underwriters: Are the Insurer.

Contract: An Insured Savings Guarantee Agreement (See Attached) issued by the Insured to a Contract Holder, while this Policy is in force and for which the premium has been paid to Underwriters for the Guaranteed Savings Period.

Contract Holder:  Any natural person or legal entity who legally acquires the rights to benefits under a Contract.

Guaranteed Savings Period:  Period of time the Insured guarantees the Contract Holder a reduction in electrical utility billing costs that results in savings equal to the purchase price of the Savings Project. The effective date of this period shall be the date of completed installation of the Savings Project as evidenced by an Installation Completion Statement supplied to the Insured per the Contract.

Guaranteed Savings: Guarantee to the customer named on the face of the Insured Savings Guarantee that the customer's electrical utility bills will he reduced in an amount equal to the purchase price of the project within the stated Guarantee Savings Period shown on the Insured Savings Guarantee, subject to the terms and conditions of the Certificate.

Insured: Energy Edge Technologies Corporation (EETC)

Loss: A request made by the Insured for monetary expenses incurred under a Contract in accordance with and payable under the terms of the Policy for payment. Such Loss can only be indemnified as a result of an energy savings shortfall, according to the terms dud conditions described in the Contract.

Saving Project: The energy project purchased by the Contract Holder from the parent company of the Insured, which forms the basis for a Contract.

III.

TERRITORY

This Policy covers, Contracts issued within the United States of America and its territories and possessions and Mexico.

IV.

EXCLUSIONS

This Policy does not apply to:

Consequential damages.

Damage caused by accidents, or disasters such as fire, flood, or wind.

Damages caused by faulty repair work or failure to perform work by the Insured, their agents or

Employees;

Damage caused by abuse, misuse alteration, modification or negligence of any kind;

Liability arising out of implied warranties of merchantability, implied warrantees of fitness, and strict liability;

Liability for Loss to anyone other than the Contract Holder, liability for Loss to anyone other than the Insured, and any Loss occurring prior to the effective date of  this Policy;

Conversions or modifications to original installed equipment in such a manner that results in a failure to achieve the anticipated savings;

Any acts of fraud, or any other dishonest or criminal acts of a Contract Holder or the Insured, their agents or employees;

Liability for my Contract that has not been approved in writing by the Company and any Loss arising out of representations which are not in the Contract;

Damages for bad faith, personal injury, including bodily injury, property damage (except as specifically stated in the Contract), and attorney's fees.

Residential Dwellings

V.

LIMIT OF LIABILITY and DEDUCTIBLE

The limit of Underwriter's liability for:

A.

  Single Loss Limit of Liability: Underwriter's limit of liability, Liability shall not exceed 90% of the shortfall of the Guaranteed Savings or the purchase price of the customer's savings project whichever is less.

B.

Aggregate Limit of Liability: Underwriter's aggregate limit of liability shall not exceed one million five hundred thousand ($1,500,000) dollars for the Policy period.

C.

Deductible: The duty of Underwriters to reimburse the insured for Guaranteed Savings will only be in excess of tile deductible set forth in the Declarations. The amount of the deductible must be borne by the Insured at its own expense. Underwriters shall have no duty whatsoever to the Insured to pay all or any portion of the deductible.

VI.

CLAIMS PROVISIONS

A.

Proof of Loss: The Insured shall provide written proof of Loss to Underwriters, Proof shall:

  1.   Be made within sixty (60) days of the notice of any claim by a Contract Holder for   payment under a Contract,

  2.    Include the Insured and the Contract Holder; time, place and cause of Loss, and the nature and extent of Loss and any other requested data

B.

Valid claims for Loss must be initially reported to Underwriters within forty five (45) days following the Guaranteed Savings Period.

C.

The Insured agrees to submit to examination under oath by any person named by underwriters as often as may be required in regard to proof of Loss,

VII.

OBLIGATIONS OF INSURED

  The Insured agrees to the following

A.

Reporting of Contracts: Within fifteen (15) days from the last day of each month in which any Contracts are issued, the Insured shall forward the proper copies of said Contracts to Underwriters.

B.

Payment of Premium: within fifteen (l5) days from the last day of each month in which any Contracts are issued, the Insured shall pay the full premium due to Underwriters. The payments premiums are due and payable to Underwriters only in United States currency and are to be sent to Underwriters.

 Premium is earned upon receipt and is non-cancelable and nonrefundable.

C.       Commencement of Coverage Insured agrees that Underwriters shall have           no obligation under this Policy until:

           1.  Insured has issued a Contract; and

           2. Underwriters has received premium for same.

D.

Energy Savings Calculation: Insured will calculate the Insured Savings Guarantee in accordance with previously established practices and procedures of the Insured. These practices and procedures include an approximated discount in the energy savings and term extensions of approximately six (6) months to account for any variances in the energy saving calculations. These practices and procedures will not be changed without the prior written approval of Underwriters. Specific calculation will be made available to Underwriters of each Contract for the purpose of verifying the actual savings reduction.

VIII.

CONDITIONS

A.

Examination: Underwriters may at any time inspect and examine Insured's books and other records as Underwriters may deem necessary as such records are applicable to Contracts insured hereunder. This right shall extend until one (1) year after Contracts insured are no longer in effect.

B.

Subrogation and Recoveries:

1.

In the event of any payment by Underwriters under this Policy, Underwriters shall be entitled to all of the Insured's rights of recovery therefore against any person or entity. The Insured shall execute and deliver instruments and papers and do whatever is necessary to secure such rights. The Insured shall do nothing to interfere with such rights.

2.

After a pay of Loss by Underwriters, all amounts received by the  Insured for which the Insured has been indemnified shall become he property of and be forwarded to Underwriters by the Insured up to the total amount of Loss paid by Underwriters.

3.

Underwriters shall not be entitled to any subrogation proceeds unless and until the Insured has been fully reimbursed for their portion of a Loss.

C.

 Assignment, Assignment of interest under this Policy may not be transferred without the written consent of Underwriters.

D.

Misrepresentation and Fraud: This Policy shall be voidable by Underwriters if the Insured has concealed or misrepresented any material fact that has a    material adverse effect concerning the application of this insurance or in case of   any fraud or attempted fraud by the Insured regarding any matter relating to this   insurance, whether before or after a Loss. Furthermore, this insurance shall not   be applicable in respect of any Loss resulting from any, dishonest fraudulent or   criminal act of any officer or employee of the Insured which has a material adverse effect on the Loss.

E.

Action Against Underwriters: No action shall lie against Underwriters unless, as a condition precedent thereto:

1.   The Insured shall have fully complied with all terms and conditions of this Policy;

  2. The amount of the Insured's obligation to pay shall have been finally determined either by judgment against the Insured (after actual trial) or by written agreement of the Insured, the Contract Holder and Underwriters; and

3.  Unless commenced within twelve (12) months of the date of Loss. This twelve (12) month period shall be. tolled from the date on which written proof of property Loss is properly filed in accordance with Section VI. herein, until the date on which the claim is denied in whole or in part.

F.

Conflict with Laws and Statutes: Any provision of this Policy that is in conflict withthe laws or statutes of the jurisdiction in which this Policy is effective is hereby amended to conform to the minimum requirements of such laws and statutes. In the event such an amendment requires the modification of this Policy's limits of liability, Insured agrees to indemnify Underwriters for any payments made beyond this Policy's limits or liability.

G.

To Whom Provisions Are Applicable: The provisions of this Policy shall inure to the benefit of and be binding upon Underwriters and the Insured.

H.

Changes/Amendments:  No waiver or changes of the Policy shall be made except when done so in writing signed by an authorized representative of Underwriters. Written changes must be attached to and form a part of this Policy.

I.

Arbitration: If the Insured and Underwriters fail to agree with respect to Loss covered under this Policy, such differences may be submitted to arbitration upon the request of either party. In such event and if mutually agreeable, cacti party shall select a competent appraiser. The appraisers shall select a competent and disinterested umpire. The appraisers shall state separately the amount of Loss, and failing to agree. shall submit their differences to the umpire. An award in writing of any two shall determine the amount of the Loss. Each party shall pay their chosen appraiser and shall bear equally the other expenses of the appraisal and umpire. Underwriters shall not be held to have waived any of it rights by acts related to arbitration.

J.

Insolvency or Bankruptcy of Insured: The insolvency or bankruptcy of the Insured shall not relieve Underwriters of its obligations under this Policy as long as all Policy requirements are met by Insured, its trustees or receiver in Bankruptcy. Should a judgment be rendered against an insolvent or bankrupt Insured, Underwriters shall be liable for the amount of such judgment not to exceed the applicable limit of liability under the Policy.

K.

Suit: No suit or action on this Policy for recovery of any claim shall be sustained in any court of law equity until all the conditions of this Policy have been complied with, unless specifically waived by Underwriters.

L.

It is condition precedent to Liability hereon that unless a customer of the Insured reports a shortfall within 120 clays from the installation date to the Insured and the Insured having a further 30 days to notify Underwriters, the Insured can make no claim against Underwriter.,

M.

War and Civil War Exclusion Clause (NMA 464)

Notwithstanding anything to the contrary contained herein this Policy does not cover Loss or Damage directly or indirectly occasioned by, happening through or in consequence of war, invasion, acts of foreign enemies, hostilities (whether war be declared or not), civil war, rebellion, revolution, insurrection, military or usurped power or confiscation or nationalisation or requisition or destruction of or damage to property by or under the order of any government or public or local authority.

N.

Service of Suit Clause

It is agreed that in the event of the failure of the Underwriters hereon to pay any amount claimed to be due hereunder, the Underwriters hereon, at the request of the Insured (or Reinsured), will submit to the jurisdiction of a Court of competent jurisdiction within the United States. Nothing in this Clause, constitutes or should be understood to constitute a waiver of Underwriters' rights to commence an action in any Court of competent jurisdiction in the United States, to remove an action to a United States District Court, or to seek a transfer of a case to another Court as permitted by the laws of the United States or of any State in the United States.

It is further agreed that, service of process in such suit may be made upon Kevin Salter, Salter & Sachs, One Liberty Plaza, 23rd Floor New York NY 10006, USA, and that in any suit instituted against any one of them upon this contract, Underwriters will abide by the final, decision of such Court or of any Appellate Court in the event of an appeal.

The above-named are authorized and directed to accept service of process on behalf of Underwriters in any such suit and/or upon the request of the Insured (or Reinsured) to give a written undertaking to the Insured (or Reinsured) that they will enter a general appearance upon Underwriters behalf in the event such a suit shall he instituted.

Further, pursuant to any statute of any state, territory or district of the United States which makes provision therefore, Underwriters hereon hereby designate the Superintendent, Commissioner or Director of Insurance or other officer specified for that purpose in the statute, or his successor or successors in office, as their true and lawful attorney upon whom may be served any lawful process in any action, suit or proceeding instituted by or on behalf of !he Insured (or Reinsured) or any beneficiary hereunder arising out of this contract of insurance (or reinsurance) and hereby designate the above-named as the person to whom the said officers is authorized to mail such process or a true copy thereof.

O.

Radioactive Contamination Exclusion Clause - Physical Damage - Direct (U.S.A.)(NMA 1191)

This policy does not cover any loss or damage arising directly or indirectly from nuclear reaction nuclear radiation or radioactive contamination however such nuclear reaction nuclear radiation or radioactive contamination may have been caused *NEVERTHELESS if Fire is in insured peril and a Fire arises directly or indirectly from nuclear reaction nuclear radiation or radioactive contamination any loss or damage arising directly from that Fire shall (subject to the provisions of this Policy) be covered EXCLUDING however all loss or damage caused by nuclear reaction nuclear radiation or radioactive contamination arising directly or indirectly from that Fire.*NOTE. - If Fire is not in insured peril under this Policy the words “NEVERTHELESS” to the end of the clause do not apply and should be disregarded.

P.

Financial Risk, Financial Guarantee & Credit Risk Exclusion Clause

This Contract excludes any loss or liability arising from the following

1. Contract Frustration Business, including but not limited to all forms of non-performance of contractual obligations, import and/or export embargo, non-ratification of contracts, exchange transfer, calling of bonds, and guarantees and force majeure indemnities.

2. Failure or delay to deliver or supply any form of property whatsoever; unless as a direct result of physical damage.

3. Any form of Financial Guarantee, Surety or Credit indemnity.

Q.

Several Liability Notice - LSW 1001 (Insurance)

The subscribing Insurers' obligations under Contracts of Insurance to which they subscribe are several and not joint and are limited solely to the extent of their individual subscriptions. The subscribing Insurers are not responsible for the subscription of any co-subscribing Insurer who for any reason does not satisfy all or part of its obligations.

R.

Choice of Law: Any Dispute arising under this policy, or with respect to the application of or the interpretation of this policy, shall be governed by the laws of the state of New Jersey

S.

Use of Lloyd's Name: The Insured may not use the name Lloyd's, Lloyds of London, Certain Interested Underwriters at Lloyd's, London, or any derivation or permutation

IX.

CANCELLATION

30 Day Cancellation Clause (NMA 1331)

NOTWITHSTANDING anything contained in this Insurance to the contrary this Insurance may be cancelled by the Assured at any time by written notice or by surrendering of this Contract of Insurance. This Insurance may also be cancelled by or an behalf of the Underwriters by delivering to the Assured or by mailing to the Assured by registered, certified or other first class mail, at the Assured's address as shown in this Insurance, written notice stating when, not less than 30 days thereafter, the cancellation shall be effective.  The mailing of notice as aforesaid shall be sufficient proof of notice and this Insurance shall terminate at the date and hour specified in such notice.

If this Insurance shall be cancelled by the Assured the Underwriters shall retain the customary short rate proportion of the premium hereon, except that if this Insurance is on an adjustable basis the Underwriters shall receive the Earned Premium hereon or the customary short rate proportion of any Minimum Premium stipulated herein whichever is the greater.

If this Insurance shall be cancelled by or on behalf of the Underwriters the Underwriters shall retain the pro rata proportion of the premium hereon, except that if this Insurance is on an adjustable basis the Underwriters shall receive the Earned Premium hereon or the pro rata rata proportion of any Minimum Premium stipulated herein whichever is the greater.

Payment or tender of any Unearned Premium by the Underwriters shall not be a condition precedent to the effectiveness of Cancellation but such payment shall be made as soon as practicable.

If the period of limitation relating to the giving of notice is prohibited or made void by any law controlling the construction thereof, such period shall be deemed to be amended so as to be equal to the minimum period of limitation permitted by such law.

SCHEDULE

1.

        INSURED

Energy Edge Technologies Corp (EETC)

1200 Route 22 East

Suite 2000

Bridgewater, NJ

08807

2         LIMITS OF LIABILITY

1.   Shall not exceed 90% of the shortfall of the Guaranteed Savings or the purchase price of the customer's savings project whichever is less,

2.  In the Aggregate:   USD 1,500,000 per Policy Year

3.

           DEDUCTIBLE.

The greater of USD 15,000 or 10% on each and every estimated saving claim.

4.            PREMIUM

Adjustable monthly at a rate of 0.0625% of the project installation costs.

5.           POLICY PERIOD

To cover losses occurring during the policy period on new and existing contracts reported monthly from inception of the contracts.

From:   1st May 2010 at 12.01a.m. Local Standard Time at the addressed of the Assured

To:     1st May 2011 at 12.01a.m. Local Standard Time at the address of the Assured

6.          TERRITORY

This policy covers contracts issued within the United States of America and its territories and possessions  and Mexico.